Exhibit 99.2

CONSENT OF RBC CAPITAL MARKETS CORPORATION

We hereby consent to the use in the Registration Statement of Exar Corporation (“Exar”) on Form S-4 and in the Prospectus/Offer to Exchange of Exar and hi/fn, inc. (“Hifn”), which is part of the Registration Statement, of our opinion dated February 21, 2009 appearing as Annex D to such Prospectus/Offer to Exchange, and to the description of such opinion and to the references to our name contained therein under the headings “Background of the Recommendation of the Hifn Board of Directors,” “Reasons for the Offer and the Merger—Hifn’s Reasons for the Offer” and “Opinion of Financial Advisor to Hifn.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

RBC CAPITAL MARKETS CORPORATION

By:	/s/ Jevan Anderson
Jevan Anderson Managing Director

San Francisco, California

March 5, 2009